Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-263671) of Decibel Therapeutics, Inc.;
(2)
Registration Statement (Form S-8 No. 333-263672) pertaining to the 2021 Stock Incentive Plan and 2021 Employee Stock Purchase Plan of Decibel Therapeutics, Inc.; and
(3)
Registration Statement (Form S-8 No. 333-253318) pertaining to the 2015 Stock Incentive Plan, as amended, the 2021 Stock Incentive Plan, and the 2021 Employee Stock Purchase Plan of Decibel Therapeutics, Inc.;

of our report dated March 14, 2023, with respect to the consolidated financial statements of Decibel Therapeutics, Inc., included in this Annual Report (Form 10-K) of Decibel Therapeutics, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2023